ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES DIVESTITURE OF ZINDACLIN®

- Company to Receive up to $2.6 Million -

Addison, Texas, June 28, 2010; ULURU Inc. (NYSE Alternext: ULU) announced today that Strakan International Limited and ULURU have divested their respective interest in Zindaclin® to a subsidiary of Crawford Healthcare Limited, a pharmaceutical company based in England. Zindaclin® is a product for the treatment of acne which is outside the strategic focus of ULURU. This product was included in the technology package ULURU acquired when it was formed in 2005.

Under the terms of the acquisition and license agreement a subsidiary of Crawford Healthcare Limited will pay up to $5.1 million for the product, which will be shared equally by Strakan International Limited and ULURU.  Guaranteed payments of $800,000 are scheduled to be received by ULURU in the next 12 months, an additional payment in the next year. The receipt of the full purchase price will be dependent on product approval in the United States.

Commenting on the divestiture, Kerry P. Gray, President and CEO, stated, “Liquidating non-strategic assets is a component of our strategic plan. This transaction narrows the focus of the Company to wound care and dental products where we believe we have a competitive advantage with our innovative patented technologies which provide improved clinical outcomes and customer satisfaction. The proceeds from this transaction will be used to expand our Altrazeal™ marketing and sales activities which we believe can derive significantly greater financial returns for the Company.”

About ULURU Inc.:
ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management and oral care products to provide patients and consumers improved clinical outcomes utilizing its innovative Nanoflex™ Aggregate technology and OraDisc™ transmucosal delivery system. For further information about ULURU Inc., please visit our website at www.uluruinc.com.  For further information about Altrazeal™, please visit www.Altrazeal.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to expected financial returns from Altrazeal™ and expected future payments relating to the divestiture of Zindaclin®.  These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and other reports filed by us with the Securities and Exchange Commission.